Exhibit 99.2

Fulton Financial Corporation Increases Quarterly Cash Dividend

Company Release - 03/15/2011

LANCASTER, Pa., March 15, 2011 (GLOBE NEWSWIRE) -- Fulton Financial Corporation (Nasdaq:FULT) will pay a quarterly cash dividend of four cents per share on its common stock on April 15, 2011 to shareholders of record as of March 28, 2011. This amount is a one cent increase per share over the three cents per share paid in January of 2011.

Fulton Financial Corporation, a $16.3 billion Lancaster, Pa.-based financial holding company, has 3,850 employees and operates 271 branches in Pennsylvania, Maryland, Delaware, New Jersey and Virginia through seven affiliate banks.

Additional information on Fulton Financial Corporation can be found on the Internet at www.fult.com.

CONTACT: Laura J. Wakeley          717-291-2616

Source: Fulton Financial Corporation